                         SCHEDULE 14A INFORMATION
                 Proxy Statement Pursuant to Section 14(a) of
                     the Securities Exchange Act of 1934
                               (Amendment No. )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement          [_]  Confidential, for Use of the
[X]  Definitive Proxy Statement                Commission Only (as permitted by
[_]  Definitive Additional Materials           Rule 14a-6(e)(2))
[_]  Soliciting Material Pursuant to
     (S) 240.14a-11(c) or (S) 240.14a-12


                            ISOLYSER COMPANY, INC
                            ---------------------
               (Name of Registrant as Specified In Its Charter)

                                      N/A
    -----------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)      Title of each class of securities to which transaction applies:
     (2)      Aggregate number of securities to which transaction applies:
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
     (4)      Proposed maximum aggregate value of transaction:
     (5)      Total fee paid:

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)      Amount Previously Paid:
     (2)      Form, Schedule or Registration Statement No.:
     (3)      Filing Party:
     (4)      Date Filed:

                             ISOLYSER COMPANY, INC,
                          4320 International Boulevard
                            Norcross, Georgia 30093

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            To Be Held May 18, 2000

To the Shareholders:

   The Annual Meeting of Shareholders of Isolyser Company, Inc. (the "Company") will be held at the W Hotel, 111 Perimeter Center West, Atlanta, Georgia, on Thursday May 18, 2000 at 3:00 p.m. for the following purposes, all as set forth in the attached Proxy Statement:

     1. To elect eight directors to serve for one-year terms expiring at the annual meeting in 2001 and until their successors are elected and qualified. The Board of Directors' nominees are named in the attached Proxy Statement.

     2. To transact such other business as may properly come before the meeting, or any adjournment thereof.

   Only shareholders of record on the books of the Company at the close of business on April 11, 2000, are entitled to receive notice of and to vote at the meeting.

   Shareholders are cordially invited to attend the meeting in person. However, whether or not you expect to attend, we urge you to read the accompanying Proxy Statement and then complete, sign, date and return the enclosed proxy card in the enclosed postage-prepaid envelope. It is important that your shares be represented at the meeting, and your promptness will assist us to prepare for the meeting and to avoid the cost of a follow-up mailing. If you receive more than one proxy card because you own shares registered in different names or at different addresses, each proxy card should be completed and returned.

                                          Sincerely,

                                          /s/Migirdic Nalbantyan
                                          Migirdic Nalbantyan
                                          President and Chief Executive
                                           Officer

Norcross, Georgia
April 17, 2000

                             ISOLYSER COMPANY, INC.
                          4320 International Boulevard
                            Norcross, Georgia 30093

                               ----------------

                                PROXY STATEMENT
                                      for
             Annual Meeting of Shareholders To Be Held May 18, 2000

                               ----------------

                              GENERAL INFORMATION

   This Proxy Statement is furnished to shareholders of Isolyser Company, Inc., a Georgia corporation ("Isolyser" or the "Company"), in connection with the solicitation by the Board of Directors of Isolyser (the "Board of Directors" or "Board") of proxies for use at the Annual Meeting of Shareholders (the "Meeting") scheduled to be held on Thursday, May 18, 2000, at 3:00 p.m., Atlanta time, at the W Hotel, 111 Perimeter Center West, Atlanta, Georgia, and at any and all adjournments or postponements thereof. This Proxy Statement and the accompanying form of proxy were first mailed to shareholders on or about April 17, 2000.

   At the Meeting, shareholders of Isolyser will vote upon: (1) the election of eight directors; and (2) such other business as may properly come before the Meeting and any and all adjournments thereof.

Voting Rights and Votes Required

   The close of business on April 11, 2000, has been fixed as the record date for the determination of shareholders entitled to receive notice of and to vote at the Meeting. As of the close of business on such date, Isolyser had outstanding and entitled to vote 41,394,471 shares of Common Stock, $.001 par value per share ("Common Stock").

   A majority of the outstanding shares of Common Stock on the record date must be represented in person or by proxy at the Meeting in order to constitute a quorum for the transaction of business. The record holder of each share of Common Stock entitled to vote at the Meeting will have one vote for each share so held. Abstentions will be treated as Common Stock present and entitled to vote for purposes of determining the presence of a quorum.

   Directors are elected by a plurality of the votes cast. Shareholders may not cumulate their votes. The eight candidates receiving the highest number of votes will be elected. In tabulating the votes, abstentions and broker non-votes will be disregarded and have no effect on the outcome of the vote for the election of directors.

Voting of Proxies

   Shares represented by all properly executed proxies will be voted at the Meeting in accordance with the instructions specified thereon. If no instructions are specified, the shares represented by any properly executed proxy will be voted FOR the election of the nominees listed below under "Election of Directors".

   The Board of Directors is not aware of any matter that will come before the Meeting other than as described above. However, if any such other matter is duly presented, in the absence of instructions to the contrary, such proxies will be voted in accordance with the judgment of the proxy holders with respect to such matter properly coming before the Meeting. There are no rights of appraisal or similar dissenter's rights with respect to any matter to be acted upon pursuant to this Proxy Statement.

Revocation of Proxies

   Any proxy given pursuant to this solicitation may be revoked by a shareholder at any time before it is exercised. Any proxy may be revoked by a writing, by a valid proxy bearing a later date delivered to Isolyser or by attending the Meeting and voting in person.

Solicitation of Proxies

   The expenses of this solicitation will be paid by Isolyser. To the extent necessary to ensure sufficient representation at the Meeting, proxies may be solicited by any appropriate means by officers, directors and regular employees of Isolyser, who will receive no additional compensation therefor. Isolyser will pay persons holding shares in their names or in the names of their nominees, but not owning such stock beneficially (such as brokerage houses, banks and other fiduciaries), for the expense of forwarding soliciting material to their principals.

                        DIRECTORS AND EXECUTIVE OFFICERS

   Proxies will be voted for the election of the following eight nominees as directors to serve until the 2001 Annual Meeting of Shareholders or until their successors are elected and qualified. The election of each nominee for director requires the affirmative vote of the holders of a plurality of the shares cast in the election of directors. All of the nominees are presently members of the Board. The Board of Directors has no reason to believe that any of the nominees will be unavailable for service if elected, but if any are unavailable, proxies will be voted for such substitute as the Board may designate.

Name                                                          Age Director Since
----                                                          --- --------------
Gene R. McGrevin.............................................  57      1998
Migirdic Nalbantyan..........................................  57      1998
Travis W. Honeycutt..........................................  57      1987
Dan R. Lee...................................................  52      1996
Rosdon Hendrix...............................................  60      1994
Kenneth F. Davis.............................................  49      1996
John E. McKinley.............................................  56      1998
Ronald L. Smorada............................................  53      1999

   Gene R. McGrevin was elected Chairman of the Board of Directors and acting President of the Company in April, 1997, and currently serves as Chairman of Isolyser. Mr. McGrevin plans to cease acting as Chairman in connection with the Meeting, at which time it is expected that Mr. Nalbantyan will become Chairman of the Company. Mr. McGrevin also serves as chairman of P.E.T.Net Pharmaceutical Services, LLC, a manufacturer and distributor of radiopharmaceuticals. Mr. McGrevin previously served as Vice Chairman and Chief Executive Officer of Syncor International Corp., a public company in the nuclear medicine industry, with which Mr. McGrevin was associated since 1987. Prior to running Syncor, Mr. McGrevin served in executive positions with various health care businesses including President of the Health Care Products Group of Kimberly-Clark Corporation, founder and President of a consulting firm specializing in the health care industry and an executive officer of VHA Enterprises, Inc.

   Migirdic Nalbantyan was elected a Director of the Company in September 1998, and President and Chief Executive Officer of the Company effective October 1, 1998. Previously, Mr. Nalbantyan served as an Executive Vice President of the Company from February 1, 1998. Prior to accepting this position, Mr. Nalbantyan served in various executive positions, including president, of BBA Nonwovens, a division of BBA Group PLC and now one of the world's largest manufacturers of nonwoven products, from 1986 to 1997. From 1968 to 1986 he held various manufacturing, process and product development, marketing and business planning positions at DuPont's Textile Fibers operations.

   Travis W. Honeycutt has been Executive Vice President, Secretary and a Director of the Company since its inception in 1987. Prior to his co-founding the Company in 1987, Mr. Honeycutt had over 20 years of experience in new product development for the industrial and health care markets.

   Dan R. Lee became an executive officer of the Company following the conclusion of Isolyser's acquisition of Microtek Medical, Inc. ("Microtek") effective September 1, 1996, and became a Director of the Company in December, 1996. Prior to accepting these positions with the Company, Mr. Lee had served as the Vice President and Chief Operating and Financial Officer of Microtek since 1987. Previous to that time, he was engaged in the public accounting practice, including more than five years with KPMG Peat Marwick.

   Rosdon Hendrix was elected a Director of the Company in December 1994. Until he retired in June 1992, Mr. Hendrix served for approximately 30 years in various financial positions for General Motors Corporation, including serving as Resident Comptroller from 1975 until his retirement. Since June 1992, Mr. Hendrix has engaged in efficiency consulting studies with various governmental authorities and businesses in Georgia.

   Kenneth F. Davis was elected a Director of the Company in January 1996. Dr. Davis has been a practicing surgeon on the staff of the Harbin Clinic and Redmond Regional Medical Center, Rome, Georgia since 1986. In addition, Dr. Davis serves on the Board of AmSouth Bank of Georgia, a publicly owned bank, as well as various other companies including a privately held hospital consulting firm.

   John E. McKinley was elected a Director of the Company in May 1998. Between 1991 and 1996, Mr. McKinley was the principle operating officer of BankSouth Corporation, Atlanta, Georgia, where he was a Board member and Chairman of the Credit Policy Committee. Mr. McKinley also headed the Management Committee of Bank South, which included direct responsibility for credit policy, business banking and mortgage banking. From 1969 to 1991, Mr. McKinley worked with Citizens and Southern National Bank and C&S/Sovran where he was the chief credit officer of C&S Georgia Corporation and a senior vice president. Additionally, Mr. McKinley has taught in numerous banking schools and has authored or co-authored numerous books and articles on banking. Since 1996, Mr. McKinley has been engaged in private consulting services. Mr. McKinley also serves as a director of Inficorp Holdings, Inc.

   Ronald L. Smorada was elected a Director of the Company in May 1999. During the past five years, Dr. Smorada has been an active participant in the nonwovens industry holding senior management positions at Reemay, Fiberweb and BBA US Holdings, the latter being the parent of the former two, with nonwoven sales in excess of $800 million. Dr. Smorada worked in the development, acquisition and integration of new and existing businesses, both domestic and international. A major focus for him has been the application and conversion of science and technical concepts into meaningful businesses. The Company has purchased significant quantities of nonwovens from Fiberweb.

   Listed below is information regarding the executive officers of the Company who are not also directors.

   Michael Mabry (age 37) was elected Executive Vice President in October 1998 after serving as Vice President of Operations of the Company since May, 1997. Prior to accepting such positions, Mr. Mabry served in various positions with the Company (including Chief Information Officer) since his joining the Company in September, 1995. From 1984 to 1995, Mr. Mabry was employed by DeRoyal Industries where his career advanced from software engineer to vice president of information systems and operations.

   James C. "Jim" Rushing III (age 56) was elected Executive Vice President and Chief Financial Officer in December 1999 after serving in the executive position of Vice President--Finance since March 1999. Prior to joining Isolyser in December 1998, Mr. Rushing served in various financial positions including Chief Financial Officer of New Life Corporation of America, a national charity serving the financial and estate planning needs of high net worth investors through 5,000 financial advisors throughout the U.S., from 1997 to 1998, and as Vice President--Finance, BBA Nonwovens, a division of BBA Group PLC, which is one of the worlds largest manufacturers of nonwoven products, from 1995 to 1997. As owner of a management consulting firm, Mr. Rushing provided various chief financial officer and director services to various firms in the Mid-South from 1980 to 1995. Mr. Rushing was employed by Northern Telecom, Inc. (NORTEL), at its U.S. Headquarters as Director of Accounting and Financial Analysis from 1978 to 1980.

   The Company's Articles of Incorporation adopt the provisions of the Georgia Business Corporation Code (the "Corporation Code") providing that no member of the Company's Board of Directors shall be personally liable to the Company or its shareholders for monetary damages for any breach of his duty of care or any other duty he may have as a director, except liability for any appropriation, in violation of the director's duties, of any business opportunity of the Company, for any acts or omissions that involve intentional misconduct or a knowing violation of law, for liability under the Corporation Code for unlawful distributions to shareholders, and for any transaction from which the director receives an improper personal benefit.

   The Company's Bylaws provide that each officer and director shall be indemnified for all losses and expenses (including attorneys' fees and costs of investigation) arising from any action or other legal proceeding, whether civil, criminal, administrative or investigative, including any action by and in the right of the Company, because he is or was a director, officer, employee or agent of the Company or, at the Company's request, of any other organization. In the case of an action by or in the right of the Company, such indemnification is subject to the same exceptions, described in the preceding paragraph, that apply to the limitation of a director's monetary liability to the Company. The Bylaws also provide for the advancement of expenses with respect to any such action, subject to the officer's or director's written affirmation of his good faith belief that he has met the applicable standard of conduct, and the officer's or director's written agreement to repay any advances if it is determined that he is not entitled to be indemnified. The Bylaws permit the Company to enter into agreements providing to each officer or director indemnification rights substantially similar to those set forth in the Bylaws, and such agreements have been entered into between the Company and each of the members of its Board of Directors. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by provisions in the Articles of Incorporation and Bylaws, it provides greater assurances to officers and directors that indemnification will be available, because, as a contract, it cannot be modified unilaterally in the future by the Board of Directors or by the shareholders to eliminate the rights it provides.

Information Regarding the Board of Directors and Its Committees

   The Board of Directors maintains standing Audit and Compensation Committees. The Board has not established a standing nominating committee.

   The Audit Committee, currently consisting of Rosdon Hendrix and John McKinley, recommends to the Board the firm of independent public accountants that audits the consolidated financial statements of Isolyser and its subsidiaries, reviews the financial statements, and reviews matters pertaining to the audit and the Company's financial statements. The primary function of the Audit Committee is to strengthen the independence and objectivity of the external auditors and to monitor the accuracy and completeness of the Company's financial statements and matters which relate to them. It should be noted, however, that the members of the Committee are not necessarily experts in the fields of auditing and accounting and do not provide special assurances on such matters. The Audit Committee met three times during 1999.

   The Compensation Committee, consisting of Rosdon Hendrix and Kenneth F. Davis, makes recommendations to the Board regarding the compensation of executive officers and administers Isolyser's incentive plans, including the Company's Stock Option Plans and Stock Purchase Plan. The Compensation Committee's report on executive compensation begins at page 11 of this Proxy Statement. The Compensation Committee met five times during 1999.

   The Board of Directors held seven meetings during 1999. Each incumbent director attended at least 75 percent of the aggregate of the meetings of the Board of Directors and of the committees of which he or she was a member.

Section 16(a) Beneficial Ownership Reporting Compliance.

   Pursuant to Section 16(a) of the Securities Exchange Act of 1934 and the rules issued thereunder, Isolyer's executive officers and directors and any persons holding more than ten percent of the Company's common stock are required to file with the Securities and Exchange Commission and the Nasdaq Stock Market reports of their initial ownership of the Company's common stock and any changes in ownership of such common stock. Specific due dates have been established and the Company is required to disclose in its Annual Report on Form 10-K and Proxy Statement any failure to file such reports by these dates. Copies of such reports are required to be furnished to Isolyser. Based solely on its review of the copies of such reports furnished to Isolyser, or written representations that no reports were required, Isolyser believes that, during 1999, all of its executive officers (including the Named Executive Officers), directors and persons owning more than 10% of its common stock complied with the Section 16(a) requirements, except Mr. Honeycutt filed one Form 4 late to report sales of direct shares owned.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

   The following table sets forth, as of March 17, 2000, certain information regarding the beneficial ownership of common stock by (i) each person known by the Company to be the beneficial owner of more than five percent of the outstanding shares of common stock, (ii) each director and Named Executive Officer identified under "Executive Compensation" below, and (iii) all directors and executive officers as a group:

                                                               Percentage of
                                                                   Common
                                         Shares Beneficially Stock Beneficially
Name of Beneficial Owner                        Owned              Owned
------------------------                 ------------------- ------------------
Travis W. Honeycutt(1).................       2,373,722             5.7%
Gene R. McGrevin(2)....................         285,000               *
Migirdic Nalbantyan(3).................         223,500               *
Dan R. Lee(4)..........................         330,244               *
Rosdon Hendrix(5)......................         126,000               *
Kenneth Davis(6).......................         139,243               *
John E. McKinley(7)....................         160,000               *
Peter Schmitt(8).......................         159,000               *
Ronald L. Smorada(9)...................          35,000               *
Mike Mabry(10).........................         100,027               *
Lester J. Berry(11)....................         112,974               *
Dimensional Fund Advisors, Inc.(12)....       2,612,370             6.3%
All directors and executive officers as
 a group (12 persons)(13)..............       4,052,210             9.8%

--------
  * Represents less than 1% of the common stock
 (1) Includes options to acquire 40,000 shares exercisable within 60 days.
 (2) Includes options to acquire 245,000 shares exercisable within 60 days.
 (3) Includes options to acquire 212,500 shares exercisable within 60 days and 1,000 shares owned by a family member.
 (4) Includes options to acquire 320,179 shares exercisable within 60 days.
 (5) Includes options to acquire 96,000 shares exercisable within 60 days.
 (6) Includes options to acquire 94,000 shares exercisable within 60 days.
 (7) Includes options to acquire 40,000 shares exercisable within 60 days.
 (8) Includes options to acquire 157,500 shares exercisable within 60 days.

 (9) Includes options to acquire 35,000 shares exercisable within 60 days.
(10) Includes options to acquire 99,703 shares exercisable within 60 days.
(11) Includes options to acquire 60,000 shares exercisable within 60 days.
(12) As reported by Dimensional Fund Advisors, Inc. in a Statement on Form 13G filed with the Securities and Exchange Commission. Dimensional Fund Advisors, Inc. address is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401.
(13) Includes options to acquire 1,407,382 shares exercisable within 60 days.

                             EXECUTIVE COMPENSATION

Compensation Tables

   The following table sets forth the cash and non-cash compensation paid by the Company to the Company's chief executive officer and each of the four most highly compensated executive officers of the Company during 1999 other than such chief executive officer (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                   Annual Compensation           Long-Term
                              --------------------------------- Compensation
Name and Principal                                 Other Annual    Awards     All Other
Position                 Year  Salary      Bonus   Compensation  Options(#)  Compensation
------------------       ---- --------    -------- ------------ ------------ ------------
Migirdic Nalbantyan..... 1999 $181,154    $185,400     --         250,000      $130,899(1)
 President and Chief     1998 $127,112(2)      --      --         400,000      $  2,077(3)
 Executive Officer

Peter Schmitt........... 1999 $153,365    $125,400     --         205,265      $  5,983(4)
 Former Executive        1998 $136,058         --      --         150,000      $  3,863(5)
 Vice President and      1997 $122,187    $ 18,000     --             --       $  9,458(6)
 Chief Financial Officer

Michael Mabry........... 1999 $152,885    $130,800     --         150,000      $  5,968(7)
 Executive               1998 $130,981         --      --         150,000      $  4,495(8)
 Vice President          1997 $ 97,566    $ 30,000     --          50,000      $  4,350(9)
 and Secretary

Dan R. Lee.............. 1999 $162,000    $127,044     --          35,081      $  7,319(10)
 Executive               1998 $150,000         --      --         122,368      $  5,133(11)
 Vice President          1997 $150,000         --      --         100,000      $  4,978(11)

Lester J. Berry......... 1999 $150,000    $ 59,950     --             --       $11,58 5(12)
 Former Vice President   1998 $150,000         --      --          20,000      $  9,658(13)
                         1997 $150,000         --      --             --       $  9,302(13)

--------
 (1) This amount represents $124,337 in reimbursements paid for relocation of residence, $6,208 in contribution to a 401(k) plan and $354 for $50,000 of term life insurance.
 (2) This amount represents compensation paid from February 1, 1998, the date Mr. Nalbantyan became an employee of the Company.
 (3) This amount represents contributions to a 401(k) plan.
 (4) This amount represents $5,923 in contributions to a 401(k) plan and $60 for a $50,000 term life insurance policy.
 (5) This represents $3,842 in contributions to a 401(k) plan and $21 for a $50,000 term life insurance policy.

 (7) This amount represents $5,908 in contribution to a 401(k) plan and $60 for a $50,000 term life insurance policy.
 (8) This amount represents $4,429 in contributions to a 401(k) plan and $66 for a $50,000 term life insurance policy.
 (9) This amount represents $4,284 in contribution to a 401(k) plan and $66 for a $50,000 term life insurance policy.
(10) This amount represents $5,070 in contributions to a 401(k) plan, $2,036 for $250,000 term life insurance policy and $213 for $50,000 term life insurance policy.
(11) This amount represents payment ($2,036 per year) for a $250,000 term life insurance policy and contributions for a 401(k) plan for the balance of the amount stated.
(12) This amount represents $5,909 for $250,000 term life insurance policy, $5,625 contribution to a 401(k) plan and $51 for $50,000 term life insurance policy.
(13) This amount represents the Company's payment ($5,158 per year) for $250,000 term life insurance and contributions to a 401(k) plan for the balance of the amount stated.

Employment Arrangements

   Messrs. Nalbantyan and Mabry are each parties to a three year employment agreement with the Company. The term of Mr. Nalbantyan's employment agreement commenced February 1, 1998 and the term of Mr. Mabry's employment agreement commenced March 31, 1998. Such employment agreements specify a minimum salary and benefits payable during the term of the employment agreement, and contains certain restrictive covenants including covenants relating to the protection of confidential information and restricting competition against the Company. The agreement is terminable by the Company or the employee with or without cause. In the event of a termination of the agreement by the Company without cause, or by the employee for good reason (as defined), the employee would generally be entitled to one year of salary as severance. In the event of any termination of the employee's employment occurring within six months after a change in control (as defined) of the Company, other than a termination of employment as a result of death, disability or for cause, then the Company is obligated to pay a severance amount equal to 2.99 times the employee's annual base salary as then in effect plus certain other amounts primarily involving continuation of health insurance for up to one year following the date of such termination of employment. In the event any such payments would be subject to the excise tax imposed under the Internal Revenue Code, then such amount would be reduced to the extent necessary so that no payment shall be subject to such excise tax unless any such reduction would net the employee a lesser amount on an after tax basis.

   Mr. Schmitt retired from the Company effective February 1, 2000. In connection with such planned retirement, the Company and Mr. Schmitt entered into a severance agreement on December 1, 1999, in which, among other things, Mr. Schmitt ratified and confirmed the protective covenants contained in his employment agreement including covenants relating to the protection of confidential information and restricting competition against the Company. In addition, the Company agreed to a lump sum severance payment of $162,500 at the time of retirement, continued health insurance benefits for up to one year following the date of retirement and the vesting of Mr. Schmitt's stock options at the date of retirement with up to two years following such retirement to exercise such stock options.

   Mr. Berry retired from the Company on December 31, 1999, and is a party to an employment agreement with Microtek which expired on December 31, 1999. Such employment agreement specifies a minimum salary and benefit payable to him during the term of the employment agreement and, in consideration therefore, contains certain provisions restricting his ability to compete against the Company after termination of the agreement or to use or disclose confidential information. In connection with the Microtek acquisition, Mr. Berry agreed to delete certain compensatory provisions of such agreement otherwise arising in the event of certain events constituting a change of control. Mr. Berry has agreed to continue to assist the Company in a non-executive capacity following his retirement at the end of 1999.

Employee Benefit Plans

   1992 Stock Option Plan. In April 1992, the Board of Directors and shareholders of the Company adopted a Stock Option Plan (the "1992 Stock Option Plan"). The 1992 Stock Option Plan provides for the issuance of options to purchase up to 4,800,000 shares of common stock (subject to appropriate adjustments in the event of stock splits, stock dividends and similar dilutive events). Options may be granted under the 1992 Stock Option Plan to employees, officers or directors of, and consultants and advisors to, the Company who, in the opinion of the Compensation Committee, are in a position to contribute materially to the Company's continued growth and development and to its long-term financial success. The 1992 Stock Option Plan is administered by a committee appointed by the Board of Directors. The Compensation Committee has been designated by the Board of Directors as the committee to administer the 1992 Stock Option Plan. The purposes of the 1992 Stock Option Plan are to ensure the retention of existing executive personnel, key employees and consultants of the Company, to attract and retain new executive personnel, key employees and consultants and to provide additional incentives by permitting such individuals to participate in the ownership of the Company.

   Options granted to employees may either be incentive stock options (as defined in the Internal Revenue Code (the "Code")) or nonqualified stock options. The exercise price of the options shall be determined by the Board of Directors or the committee at the time of grant, provided that the exercise price may not be less than the fair market value of the Company's common stock on the date of grant as determined in accordance with the limitations set forth in the Code. The terms of each option and the period over which it vests are determined by the committee, although no option may be exercised more than ten years after the date of grant and all options become exercisable upon certain events defined to constitute a change of control. To the extent that the aggregate fair market value, as of the date of grant, of shares with respect to which incentive stock options become exercisable for the first time by an optionee during the calendar year exceeds $100,000, the portion of such option which is in excess of the $100,000 limitation will be treated as a nonqualified stock option. In addition, if an optionee owns more than 10% of the total voting power of all classes of the Company's stock at the time the individual is granted an incentive stock option, the purchase price per share cannot be less than 110% of the fair market value on the date of grant and the term of the incentive stock option cannot exceed five years from the date of grant. Upon the exercise of an option, payment may be made by cash, check or, if provided in the option agreement, by delivery of shares of the Company's common stock having a fair market value equal to the exercise price of the options, or any other means that the Board or the committee determines. Options are non-transferable during the life of the option holder. The 1992 Stock Option Plan also permits the grant of alternate rights defined as the right to receive an amount of cash or shares of common stock having an aggregate fair market value equal to the appreciation in the fair market value of a stated number of shares of common stock from the grant date to the date of exercise. No alternate rights have been granted under the 1992 Stock Option Plan.

   As of March 17, 2000, options to purchase 2,726,744 shares of common stock were outstanding under the 1992 Stock Option Plan and approximately 263,673 shares of common stock were available for future awards under that Plan.

   1999 Stock Option Plan. In March 1999 the Board approved and in May 1999 the Company's shareholders ratified, the adoption of the Company's 1999 Long-Term Incentive Plan (the "1999 Stock Option Plan"). The 1999 Stock Option Plan currently provides for the issuance of options and other stock awards to acquire shares of common stock up to a maximum of 1,200,000 shares (subject to appropriate adjustment in the event of stock splits, stock dividends and other similar dilutive events). Options and other stock awards may be granted under the 1999 Stock Option Plan to employees of the Company and certain subsidiaries and affiliated businesses, and to directors, consultants and other persons providing key services to the Company.

   The Compensation Committee of the Board of Directors will determine the terms and conditions of options granted under the 1999 Stock Option Plan, including the exercise price, which generally may not be less than the fair market value of the Company's common stock on the date of grant. Awards under the 1999

Stock Option Plan may be settled through cash payments, the delivery of shares of common stock, or a combination thereof as the Committee shall determine. Stock options awarded under the 1999 Stock Option Plan which are intended to be incentive stock options are subject to the same restrictions described above with respect to the 1992 Stock Option Plan.

   The 1999 Stock Option Plan may be terminated or amended by the Board of Directors at any time, except that the following actions may not be taken without shareholder approval: (a) increasing the number of shares that may be issued under the 1999 Stock Option Plan (except for certain adjustments provided for under the 1999 Stock Option Plan), or (b) amending the 1999 Stock Option Plan provisions regarding the limitations on the exercise price. In the event of a change of control (as defined generally to include the acquisition by an individual, entity or group of more than 15% of the outstanding common stock of the Company, a merger or consolidation of the Company or a sale by the Company of all or substantially all of the Company's assets), any award granted under the 1999 Stock Option Plan shall become exercisable except to the extent
(a) the award otherwise provides or (b) the exerciseability of such award will result in an "excess parachute payment" within the meaning of the Code. The 1999 Stock Option Plan is unlimited in duration and, in the event of 1999 Stock Option Plan termination, shall remain in effect as long as any awards under it are outstanding, except no incentive stock options may be granted under the 1999 Stock Option Plan on a date that is more than ten years from the date the 1999 Stock Option Plan is approved by shareholders. Each option expires on the date established by the Compensation Committee at the time of the grant, except the expiration cannot be later than the earliest of ten years from the date on which the option was granted, if the participant's date of termination occurs for reasons other than retirement or early retirement, the one year anniversary of such date of termination, or if the participant's date of termination occurs by reason of retirement or early retirement, the three year anniversary of such date of termination.

   As of March 17, 2000, options to purchase 329,000 shares of common stock were outstanding under the 1999 Stock Option Plan and approximately 871,000 shares of common stock were available for future awards under the 1999 Stock Option Plan.

   Employee Stock Purchase Plan. In March 1999 the Board approved and in May 1999 the Company's shareholders ratified, the adoption of the Company's Employee Stock Purchase Plan for employees of the Company and its subsidiaries (the "1999 Stock Purchase Plan"). The 1999 Stock Purchase Plan was established pursuant to the provisions of Section 423 of the Code to provide a method whereby all eligible employees of the Company may acquire a proprietary interest in the Company through the purchase of common stock. Under the 1999 Stock Purchase Plan payroll deductions are used to purchase the Company's common stock. An aggregate of 700,000 shares of common stock of the Company were reserved for issuance under the 1999 Stock Purchase Plan.

Stock Options

   The Company granted options to its Named Executive Officers in 1999 as set forth in the following table. The Company has no stock appreciation rights ("SARs") outstanding.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                   Potential
                                                                               Realizable Value
                                                                               at Assumed Annual
                                                                                rates of Stock
                                                                                     Price
                                                                               Appreciation for
                                           Individual Grants                     Option Term(1)
                         ----------------------------------------------------- -----------------
                                       Percent of
                          Number of      Total
                          Securities  Options/SARs
                          Underlying   Granted to
                         Options/SARs Employees in   Exercise or    Expiration
          Name            Granted(#)  Fiscal Year  Base Price($/Sh)    Date     5%($)    10%($)
          ----           ------------ ------------ ---------------- ---------- -------- --------
Migirdic Nalbantyan.....   250,000        16.3%         $2.125       2/25/09   $334,100 $840,676
Peter Schmitt...........   205,265        13.4%         $2.125       2/25/09   $274,316 $695,172
Michael Mabry...........   150,000         9.8%         $2.125       2/25/09   $200,460 $508,005
Dan R. Lee..............    35,081         2.3%         $2.125       2/25/09   $ 46,882 $118,809
Lester J. Berry.........       --          --           $2.125       2/25/09        --       --

--------
(1) These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock and overall market conditions.

   The following table sets forth the value of options exercised during 1999 and of unexercised options held by the Company's Named Executive Officers at December 31, 1999.

            AGGREGATED OPTION/SAR EXERCISES IN THE LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES

                                                        Number of
                                                       Securities        Value of
                                                       Underlying      Unexercised
                                                       Unexercised     in-the-Money
                                                     Options/SARs at Options/SARs at
                                                        FY-End(#)       FY-End($)
                         Shares Acquired    Value     Exercisable/     Exercisable/
Name                     On Exercise(#)  Realized($)  Unexercisable   Unexercisable
----                     --------------- ----------- --------------- ----------------
Migirdic Nalbantyan.....       --            --      100,000/550,000 $100,000/510,938(1)
Peter Schmitt...........       --            --      118,816/181,184 $ 82,158/171,137(2)
Mike Mabry..............       --            --       77,425/222,575 $ 24,389/199,730(3)
Dan R. Lee..............       --            --      386,409/ 63,591 $537,457/ 29,600(4)
Lester J. Berry.........       --            --       87,500/ 15,000 $  3,939/    -- (5)

--------
(1) The indicated value is based on exercise prices ranging from $1.25 to $2.6875 per share on 100,000 of exercisable options and exercise prices ranging from $1.25 to $2.6875 and 550,000 unexercisable options, and a value per share on December 31, 1999 of $2.96875.
(2) The indicated value is based on exercise prices ranging from $1.25 to $3.375 on 118,816 exercisable options and exercise prices ranging from $1.25 to $2.2813 on 181,184 unexercisable options, and a value per share of $2.96875 at December 31, 1999.

(3) The indicated value is based on exercise prices ranging from $1.25 to $3.375 on 77,425 exercisable options and exercise prices ranging from $1.25 to $3.375 on 222,575 unexercisable options, and a value per share at December 31, 1999 of $2.96875.
(4) The indicated value is based on exercise prices ranging from $.83 to $3.49 on 386,409 exercisable options and exercise prices ranging from $2.125 to $3.375 on 63,591 unexercisable options, and a price per share at December 31, 1999 of $2.96875.
(5) The indicated value is based on exercise prices ranging from $2.73 to $3.375 on 87,500 exercisable options and an exercise price of $3.375 on 15,000 unexercisable options, and a price per share at December 31, 1999 of $2.96875.

Director Compensation

   In 1998, the Company revised its system for compensating nonemployee directors of the Company who are not affiliated with greater than 5% shareholders of the Company ("Nonemployee Directors").

   The Chairman receives a retainer of $48,000 per year, payable at the rate of $4,000 per month. Such retainer became effective April 1, 1998, until which time the Chairman continued to be compensated at the rate of $90,000 per year, which was the salary rate approved for the Chairman in connection with his agreement to accept the offices of acting president and chairman of the Company in 1997. The other Nonemployee Directors of the Company receive a retainer of $10,000 per year payable in a lump sum following each annual meeting of shareholders. No meeting fees are payable to the Nonemployee Directors. Nonemployee Directors are reimbursed upon request for reasonable expenses incurred in attending Board of Director or committee meetings.

   At each regular annual meeting of shareholders, the Company grants to each Nonemployee Director a non-qualified stock option covering 5,000 shares of common stock (except that such stock option covers 25,000 shares of common stock for Nonemployee Directors upon their initial election as a director of the Company) at an exercise price equal to the fair market value of the Company's common stock on such date of grant. These option grants may be exercised only by the optionee beginning six months after the date of the grant until the earliest of five years after the date of grant, thirty days after ceasing to be a director of the Company (other than due to death or disability), and one year after death or disability.

   In addition, the Board of Directors, with each Nonemployee Director abstaining, awarded to each Nonemployee Director a non-qualified stock option under the Company's 1999 Stock Option Plan covering 10,000 shares of the Company's common stock at an exercise price of $3.375 per share (being the fair market value of the Company's common stock on the grant date), and being exercisable immediately upon the date of grant until the earliest of five years after the grant date or one year after ceasing to be a director of the Company.

Report of the Compensation Committee on Executive Compensation

   The following Report of the Compensation Committee and the performance graph in the next section shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission (the "Commission") or subject to Regulations 14A or 14C of the Commission or to the liabilities of
Section 18 of the Securities Exchange Act of 1934 (the "Exchange Act") and shall not be deemed incorporated by reference into any filing under the Securities Act of 1933 or the Exchange Act, notwithstanding any general incorporation by reference of this Proxy Statement into any other document.

   Two outside directors and no inside directors comprise the Compensation Committee of the Board of Directors. Neither of the outside directors serves on the board of any other committee member's company or organization and none of the executive officers of Isolyser serve on the board of any committee member's organization. The Committee has access to outside consultants and counsel at the discretion of the Committee.

   The Committee oversees three elements of executive compensation: base pay or salary, annual performance bonus, and long-term compensation, which currently consists of stock option plans approved by shareholders. The Committee seeks to provide a competitive compensation package that enables the Company to attract and retain key executives, to integrate pay programs with the business objectives of the Company, and to link individual executive compensation with the Company's performance. The Compensation Committee's responsibilities include: (i) participating in the determination of goals for the Company's executive officers; (ii) participating in the selection and design of compensation packages and programs relating to such goals; (iii) monitoring the effectiveness of the compensation packages and programs; and (iv) monitoring compensation-related developments generally and considering their application to the Company's executive officers.

   Base Pay. The salary paid to the Company's executives is targeted to be in line with related industry companies of similar size, while taking into account the experience of individual officers and the requirements of attracting prospective key executives to join Isolyser. In general, the Committee attempts to fix base salaries at levels deemed appropriate by the Committee in order that compensation packages may also emphasize result-oriented factors reflected in a bonus potential and the value of stock options and stock ownership. The Committee reviews salaries and pay ranges for its executives, and salaries may be increased based on the Committee's assessment of an individual's performance and contributions to Isolyser goals. Salary adjustments are generally based on historical performance. The Committee increased the salary of its Chief Executive Officer and President, Mr. Nalbantyan, for 1999 from $150,000 per year to $180,000 per year. The Committee also increased the salary for three other of the Company's incumbent executive officers for 1999. The salary of all the Company's remaining executive officers remained unchanged from such salary for the previous year.

   Bonus. Based upon a review by the Committee of a number of factors including the improved operating results of the Company, improved cash position of the Company, the successful completion of a number of transactions important to the Company and other factors, the Committee approved a bonus of $185,400 to Mr. Nalbantyan in 1999 and a bonus for the Company's other corporate and OTI divisional executive officers. The Company's executive officers at Microtek earned a bonus under an executive bonus plan approved by the Committee.

   Long-Term Incentive. The Company's only current method of awarding long-term compensation is its stock option plans, approved by shareholders. All officers are eligible to receive grants under the stock option plans. Grants under the plans generally extend for five to ten years, are priced at not less than fair market value on the date of grant, and are generally intended to provide incentive for future performance rather than reward past performance. Six of the Company's executive officers were granted stock options in 1999. Mr. Nalbantyan was granted in 1999 a stock option to purchase up to 250,000 shares at an exercise price of $2.125 per share vesting in four equal annual increments beginning on the first anniversary of the award date and having a term of ten years. In awarding stock options, the Compensation Committee considers (i) the contribution to the performance of the Company of eligible employees, sales representatives and other eligible persons, (ii) stock options held by and previously awarded to eligible employees and (iii) stock ownership of eligible employees, in addition to other factors the Compensation Committee may from time to time deem relevant.

   One of the factors in the Compensation Committee's consideration of compensation matters is the anticipated tax treatment to the Company and to its executive officers of various components of compensation. However, amendments to and interpretations of the tax laws and other factors beyond the control of the Compensation Committee affect the tax treatment of compensation. For these reasons, the Compensation Committee will not necessarily and in all circumstances limit executive compensation to that deductible under Section 162(m) of the Internal Revenue Code. The Compensation Committee will consider various alternatives to preserving the deductibility of other components of compensation to the extent reasonably practicable and to the extent consistent with other compensation objectives of the Company.

   The Compensation Committee intends to continually evaluate the Company's compensation policies and procedures with respect to executive officers. Although the Compensation Committee believes that current compensation policies align the financial interests of executive officers with those of the Company's shareholders and with Company performance, it will continue to examine what modifications, if any, should be implemented to further link executive compensation with both individual and Company performance.

                                          COMPENSATION COMMITTEE

                                          Rosdon Hendrix
                                          Kenneth F. Davis

Stock Price Performance Graph

   The graph below compares cumulative total returns (changes in stock price plus reinvested dividends) on a hypothetical investment of $100 in the Common Stock of Isolyser, the S&P 500 Index and the S&P Health Care Sector Index (formerly known as the S&P Health Care Composite Index), for the period commencing December 31, 1994 and ending December 31, 1999.


                                                   Cumulative Total Return
                                             -----------------------------------
                                             12/94 12/95 12/96 12/97 12/98 12/99
                                             ----- ----- ----- ----- ----- -----
ISOLYSER COMPANY, INC. .....................  100   156    78    26    12    33
S & P 500...................................  100   138   169   226   290   351
S & P HEALTHCARE SECTOR.....................  100   158   191   274   395   362

                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

   Deloitte & Touche LLP, the Company's independent auditors since 1987, have been appointed by the Board of Directors as the Company's independent auditors for 1999. A representative of Deloitte & Touche LLP is expected to be present at the Meeting, to be available to answer appropriate questions and to make a statement if desired.

               SHAREHOLDER PROPOSALS FOR THE 2001 ANNUAL MEETING
                                OF SHAREHOLDERS

   Shareholder proposals to be presented at the 2001 Annual Meeting of Shareholders of Isolyser must be received at Isolyser's executive offices at 4320 International Boulevard, Norcross, Georgia 30093, addressed to the attention of the Secretary, by December 19, 2000, in order to be included in the proxy statement and form of proxy relating to such meeting. Appropriate proposals of shareholders intended to be presented at the Company's 2001 annual meeting without inclusion in the Company's proxy statement must be received by the Company, at the above address and attention, by March 19, 2001 in order to be considered timely. If the date of the next annual meeting is advanced or delayed by more than 30 calendar days from the date of the annual meeting to which this Proxy Statement relates, Isolyser shall, in a timely manner, inform its shareholders of the change, and the date by which proposals of shareholders must be received.

                                 ANNUAL REPORT

   Isolyser's 1999 Annual Report is concurrently being mailed to shareholders. The Annual Report contains consolidated financial statements of Isolyser and the report thereon of Deloitte & Touche LLP, independent public accountants.

                                          By Order of the Board of Directors
                                          /s/Michael Mabry
                                          Michael Mabry
                                          Secretary

April 17, 2000

PROXY SOLICITED FOR ANNUAL MEETING OF SHAREHOLDERS OF ISOLYSER COMPANY, INC. TO
                              BE HELD MAY 18, 2000

    The undersigned hereby appoints Gene R. McGrevin, Migirdic Nalbantyan and Michael Mabry, and each of them, with full power of substitution, proxies to represent and vote, as indicated below, all of the shares of Common Stock of Isolyser Company, Inc. that the undersigned would be entitled to vote at the Annual Meeting of Shareholders to be held May 18, 2000, and at any adjournment, upon the matters described in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement, receipt of which is acknowledged, and upon any other business that may properly come before the meeting or any adjournment. Said proxies are directed to vote on the matters described in the Notice of Annual Meeting of Shareholders and Proxy Statement as follows, and otherwise in their discretion upon such other business as may properly come before the meeting or any adjournment thereof.


          ELECTION OF DIRECTORS:

                 FOR the election as directors     WITHOLD AUTHORITY to
           --    of all nominees listed below  --- vote for all nominees listed
                 (except as marked to the          below
                 contrary below)
                 Gene R. McGrevin                  Gene R. McGrevin
                 Migirdic Nalbantyan               Migirdic Nalbantyan
                 Travis W. Honeycutt               Travis W. Honeycutt
                 Dan R. Lee                        Dan R. Lee
                 Rosdon Hendrix                    Rosdon Hendrix
                 Kenneth F. Davis                  Kenneth F. Davis
                 John E. McKinley                  John E. McKinley
                 Ronald L. Smorada                 Ronald L. Smorada

(INSTRUCTION: To withold authority to vote for any of the above listed nominees, please strike through that individual's name.)


    THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO DIRECTION IS INDICATED, THE PROXY WILL BE VOTED "FOR" THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR.

                                           DATE: ________________________, 2000

                                           ------------------------------------

                                           ------------------------------------
                                           Signature of Shareholder

                                           Please sign exactly as your name or
                                           names appear hereon. Where more
                                           than one owner is shown, each
                                           should sign. Persons signing in a
                                           fiduciary or representative
                                           capacity shall give full title. If
                                           this proxy is submitted by a
                                           corporation, please sign in full
                                           corporate name by authorized
                                           person.

Please mark, sign, date and return this proxy card promptly, using the enclosed envelope.